BODYTEL APPOINTS LARRY ROSENFELD AND PAUL BARRY
TO ITS BOARD OF DIRECTORS

Company adds two independent Board members

JACKSONVILLE, FL - April 6, 2008 - BodyTel Scientific Inc. (OTCBB:BDYT), a developer of wireless telemedical measuring devices, today announced the appointment of Larry Rosenfeld and Paul Barry to serve as independent directors on the Company’s Board of Directors. The addition of Messrs. Rosenfeld and Barry bring the Company’s Board of Directors to a total of three members, including two independent directors.

"Larry and Paul bring tremendous experience in building companies, management and corporate finance,” said Stefan Schraps, CEO of BodyTel. “The addition of their knowledge and skill will be invaluable as BodyTel shifts into the exciting next phase of revenue and growth as we begin marketing our flagship product, GlucoTel.”

Larry Rosenfeld is the CEO of VitalStream Health, a spin-out company of The Cleveland Clinic. Mr. Rosenfeld was the founder, Chairman and CEO of Concentra Corporation (formerly Nasdaq: CTRA), a leading provider of knowledge-based engineering and sales force automation software that he led from its inception in 1984, through its IPO on Nasdaq in 1995, until its sale to Oracle in 1998. His major customers were Boeing, Airbus, GE, GM and many of the largest manufacturing companies worldwide. For the last ten years, he has served on the boards of a number of International and US corporations including Ansaldo Signal (formerly Nasdaq: ASIGF) a $400 million railroad signal company, Benco Dental, the largest private dental supply company in the US, Glengary LLC, a private venture fund specializing in high-growth companies and WorldClinic, a worldwide telemedicine group. In addition, he serves as Trustee and Executive Director of Team Adventure Education Foundation, navigated one of the fastest sailboats around the world in The Race and more recently set four sailing world records across the Pacific. Mr. Rosenfeld earned a BS in mathematics in 1976 from Hampshire College, Amherst, MA.

Paul Barry is an experienced corporate finance executive with substantial experience in private equity financings. Previously he was an executive in the Leveraged Finance Division of HSBC with responsibility for structuring and syndicating private equity transactions in the United Kingdom and continental Europe. Prior to that, he was at Morgan Stanley in London advising on M&A transactions, corporate restructurings and IPOs, principally for private equity clients. Previous transactions worked on include the €3.7 billion take private of Rexel, the French distributor of electrical supplies, in what was the largest ever European public-to-private transaction. More recently, Mr. Barry worked on the €2.9 billion acquisition of the Swedish medical product manufacturer, Molnlycke, by Investor AB. He holds a degree in electrical engineering from University College Cork, Ireland.

ABOUT BODYTEL

BodyTel Scientific Inc. is an International telehealth company that specializes in telemedical monitoring and management systems for chronic diseases. The company combines its know-how in telecommunications, internet and medical technology/diagnostics to create new products and services for the changing needs of global health. BodyTel products are designed not only to simplify home monitoring by patients, but also to ease the communication of 'measured body values' to healthcare professionals or other caregivers by bridging the gap between the patient and the caregivers instantaneously and real-time. BodyTel's products - GlucoTel, PressureTel and WeightTel are each at different stages of development and approval processes.

Further information can be found at www.bodytel.com.

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements are statements that are not historical facts and are generally, but not always, identified by the words "expects," "plans," "anticipates," "believes," "intends," "estimates," "projects," "aims," "potential," "goal," "objective," "prospective," and similar expressions, or that events or conditions "will," "would," "may," "can," "could" or "should" occur. Forward-looking statements in this news release include: The addition of their knowledge and skill set will be invaluable as BodyTel shifts into the exciting next phase of product sales as we begin marketing our flagship product, GlucoTel, our wireless and real-time blood glucose monitoring and diabetes management measuring device. It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include, but are not limited to those concerning the timing of regulatory approval or commercialization of its products or the achievement of any other clinical, regulatory or product development milestones or other risk factors and matters set forth in the Company's Annual Report on Form 10-KSB for the year ended February 28, 2007 and the Company's periodic reports filed with the SEC. These reports are available on our investor relations website at www.bodytel.com and on the SEC's website at http://www.sec.gov. BodyTel undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events

BodyTel Scientific, Inc.
Angie Pisacane, 904-359-8990
press@bodytel.com
www.bodytel.com
or
ZA Consulting Inc
David Zazoff, 212-505-5976
US Investor Relations